John W. Hlywak, Jr. (Investors)             Jay Higham (Media/Physicians)
Senior Vice President & CFO                 President & COO
IntegraMed America, Inc.                    IntegraMed America, Inc.
(914) 251-4143                              (914) 251-4127
email:  jhlywak@integramed.com              email:jayhigham@integramed.com
        ----------------------                    ------------------------
Web Address:  http://www.integramed.com
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     INTEGRAMED AMERICA CONTRACTS WITH LEADING PHILADELPHIA FERTILITY CENTER



Purchase, NY, April 14, 2005 - IntegraMed America, Inc. (Nasdaq: INMD) today announced an exclusive agreement with Philadelphia, Pennsylvania-based Abington Reproductive Medicine, PC ("Abington") to be an Affiliate in the expanding IntegraMed provider network. Under the terms of the agreement, Abington has access to the Company's inventory of patient and business services, focusing initially on IntegraMed Shared Risk Refund and IntegraMed Pharmaceutical Services. Abington is a leading provider of fertility services in the Philadelphia marketplace and provides an important new distribution channel for IntegraMed.

The physicians of Abington - Jay S. Schinfeld, M.D., Stephen G. Somkuti, M.D., Ph.D., and Larry I. Barmat, M.D..are reproductive endocrinologists in Abington, a suburb of Philadelphia. Abington Reproductive Medicine provides comprehensive infertility and assisted reproductive technologies, as well as specialized gynecological and endocrine services. These services include in vitro fertilization, Egg Donor programs, Male Infertility Services, Autologous Endometrial Coculture, PGD testing, intracytoplasmic sperm injections (ICSI), assisted hatching and reproductive surgeries. At Abington Reproductive Medicine, patients benefit from the latest in infertility research and techniques. Several of these advanced techniques have been pioneered and perfected through their ongoing research studies.

Under the terms of the agreement, IntegraMed is committed to providing Abington with access to patient and business service offerings. Initially, the focus is on the Company's Shared Risk Refund program, a powerful product that enables consumers to pursue IVF treatment with a greater sense of financial security, since, for a single fee, it provides access for up to 6 cycles of treatment, with a substantive refund if the patient does not end up with a take-home baby. With Shared Risk + Drug, the pharmaceuticals associated with IVF treatment are available at a significant discount. In addition, Abington has the right to access a full portfolio of other products and services that the Company makes available to its growing network of affiliated fertility centers.

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"Philadelphia is a large metropolitan market for fertility services that we are excited to add to our Northeast network," said Jay Higham, President and COO of IntegraMed America, Inc. "As a leading fertility center in that area, our contract with Abington Reproductive Medicine continues this company's tradition of only working with the best and most influential physicians. We believe this strategy helps to position IntegraMed as the leading provider of services to prospective parents and medical providers in this field."

"We are excited to open this relationship with IntegraMed," said Jay Schinfeld, MD. "As the director of reproductive endocrinology here at Abington Memorial, I have seen many changes in this area of medicine - being able to offer Shared Risk is a powerful way to open up the option of IVF treatment to more patients seeking this type of treatment. And by affiliating with IntegraMed, we are proud to add our names to a network of some of the top infertility specialists in the country."


IntegraMed's network is now comprised of 24 contracted fertility centers. These centers employ 131 physicians and PhD scientists in 71 locations across the United States. They account for approximately 20% of total IVF volume performed in this country with excellent success rates. This makes IntegraMed the leader in providing services to both consumers and medical providers in the fertility field.


IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of April 14, 2005 and IntegraMed undertakes no duty to update this information.



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